EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2009	September 30, 2008*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,319,878,692	1,359,534,670	*
Add – Incremental shares under stock compensation plans	16,085,289	22,361,970	*
Add – Incremental shares associated with contingently issuable shares	2,275,010	2,179,885
Number of shares on which diluted earnings per share is calculated	1,338,238,991	1,384,076,525	*

Net income on which basic earnings per share is calculated (millions)	$3,214	$2,824

Less – net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,214	$2,824

Earnings per share of common stock:

Assuming dilution	$2.40	$2.04	*

Basic	$2.44	$2.08	*

* Reflects the adoption of the FASB guidance in determining whether instruments granted in share-based payment transactions are participating securities. See Note 2, “Accounting Changes,” on pages 7 to 10 for additional information.

Stock options to purchase 4,991,605 shares and 17,270,010 were outstanding as of September 30, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

68

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,330,082,693	1,376,665,264	*
Add – Incremental shares under stock compensation plans	9,771,896	20,857,673	*
Add – Incremental shares associated with contingently issuable shares	1,711,283	1,655,741
Number of shares on which diluted earnings per share is calculated	1,341,565,872	1,399,178,678	*

Net income on which basic earnings per share is calculated (millions)	$8,612	$7,907

Less – net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$8,612	$7,907

Earnings per share of common stock:

Assuming dilution	$6.42	$5.65	*

Basic	$6.47	$5.75	*

* Reflects the adoption of the FASB guidance in determining whether instruments granted in share-based payment transactions are participating securities. See Note 2, “Accounting Changes,” on pages 7 to 10 for additional information.

Stock options to purchase 50,270,303 shares and 25,094,144 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

69